Exhibit 4.46

ADHERENCE DEED FOR THE SHARE PLEDGE POLICY OF CEMEX ESPAÑA, S.A. GRANTED BY THE ENTITIES “THE BANK OF NEW YORK MELLON” and “CEMEX ESPAÑA, S.A.”
NUMBER ONE THOUSAND FIVE HUNDRED AND THREE
In Madrid, at my office on the eleventh day of September of two thousand and fourteen.
Before me, RAFAEL MONJO CARRIO, Notary Public of Madrid and its Bar Association,
APPEAR:
MRS. ANA MARÍA ARIAS SOMALO, of legal age, of Spanish nationality, domiciled for these purposes at calle José Abascal, number 45, 28010 Madrid; with National Identification Card number 000410487-Y.
MRS. MÓNICA BASELGA LORING, of legal age, of Spanish nationality, domiciled for these purposes at calle Hernández de Tejada, number 1, 28027 Madrid; with National Identification Card number 51066340-S.
ACTING:
The first, in the name and representation of THE BANK OF NEW YORK MELLON (hereinafter, the “Bank”), entity constituted in accordance with the laws of the State of New York (United States of America), with its corporate domicile at One Wall Street, New York, N.Y. 10286, United States of America, which in turn acts in representation and to the benefit of the holders of Senior Secured Notes for an added principal maximum amount of 400 million euros, at an interest rate of 4,750%, with maturity in 2022, notwithstanding the cases of early repayment that have been foreseen, issued under the bond issuance agreement (Indenture) governed by the laws of the State of New York (United States of America), signed on September 11, 2014 by, among others, CEMEX, S.A.B. de C.V. a corporation constituted under the laws of Mexico, as issuer, and THE BANK OF NEW YORK MELLON, as Trustee (hereinafter, together with its subsequent modifications or novations, the “Bonds Issuance”).
She makes use of the power of attorney in effect, as affirmed, in her favor, conferred through the document granted before the Notary Public of New York, Mr. Danny Lee, on the eleventh day of September of two thousand and fourteen, a photocopy of which has been shown to me and the original, duly stamped according to the La Hague Convention of October 5, 1961, I will attach hereto, by means of written substantiation, when it is submitted to me.
The second party, in name and representation of

the entity CEMEX ESPAÑA, S.A., entity governed under the laws of Spain (formerly Compañía Valenciana de Cementos Portland, S.A.), and with its corporate domicile in Madrid, calle Hernández de Tejada, number 1, the purpose of which, among others, is “the manufacture, production, marketing and distribution of all kinds of sacks and containers or similar articles, of paper or any other material, for the packaging of cement, etc”.
It was constituted for an indefinite duration in the document authorized by the Notary Public at the time in Valencia, Mr. Juan Bautista Roch Contelles, on April 30, 1917, adapted to current legislation through the document authorized by the Notary Public of Valencia, Mr. Antonio Soto Bisquert on July 13, 1990; with said constitution REGISTERED in the Commercial Registry of Valencia, under volume 122, book 28 of companies, section 3 of corporations, page 354, registry 1. The adaptation is registered in the aforementioned Registry, under volume 2854, book 10, general section, page V2533, registry 165. The bylaws of the company were also amended through another public document authorized by the Notary Public of Madrid, Mr. Antonio Francés

y de Mateo on August 12, 1993, with number 6796 of his notarial records, under record 200.
The above indicated current domicile was moved, through document authorized by the Notary Public of Valencia, Mr. Antonio Soto Bisquert, on June 29, 1995, with number 1489 of his notarial records, and registered in the Commercial Registry of Madrid, under volume 9743 and 9744, section 8, of the Book of Companies, folio 1 and 166, page number M-156542 records 1 and 2.
Its name was changed to its current name through the agreement taken by the General Shareholders Meeting of the Company, in its meeting held on the twenty-fourth of June of two thousand and two, recorded as a document of public record, before me on the same day, under number 662 of my records, registry number 122.
Its Tax Identification number is: A-46.004.214.
She makes use of the powers in effect, as affirmed, in his power, conferred by agreement taken by the Administrative Board of the Company, at its meeting held on the twenty-sixth of February of two thousand and fourteen, recorded as a document of public record, before me, on the twenty-seventh of March of two thousand and fourteen, under number 487 of my records, as accredited to me with an authorized copy of said document which I have before me.
For the purposes established in article 98 of Law 24/2001 and in accordance with the Resolution of the General Directorate for Registries and Notary Affairs of April 12, 2002, I certify that, in my opinion, I consider that the representative powers accredited are sufficient for the execution of this document under the terms indicated below.
BENEFICIAL OWNERSHIP.- I, the Notary Public, expressly confirm that I have complied with the obligation of identifying the beneficial owner as imposed by Law 10/2010 of April 28, the result of which is recorded in a document authorized before me, on the eleventh of November of two thousand and ten, under number 2387 of my records, which has been modified since then as attested by the representative of the Company.
The parties appearing before me have, in my opinion, as they appear, the legal capacity and legitimate interest necessary to grant this ADHERENCE DEED FOR THE SHARE PLEDGE POLICY OF CEMEX

ESPAÑA, S.A. and, for such purpose, in their capacity and for all applicable legal purposes,
THEY HEREBY DECLARE
I. That, by virtue of the policy agreement granted before Mr. Rafael Monjo Carrio on November 8, 2012, registered with number 3530 in Section A of the Registry Book (hereinafter the “Pledge Policy”), CEMEX, S.A.B. de C.V. and New Sunward Holding B.V. constituted certain real pledge rights (hereinafter the “Pledges”) over the shares of the company CEMEX España, S.A. in its name.
II. That, in accordance with the Creditors Relation Agreement (as this is defined in the Pledge Policy), the creditors of the CEMEX group, in virtue of the issuance of bonds such as the Bonds Issuance will have the consideration of Additional Notes Creditors and, therefore, of Secured Parties according to the terms established in the Creditors Relation Agreement and in the Pledge Policy, and may obtain the benefit of the Pledges through their adhesion to the Pledge Policy according to the provisions of Clause 16 of the same.
III. That, in accordance with the provisions of

Clause 16 of the Pledge Policy, the Secured Parties in whose benefit the Relationship Manager acted, among which include the Bank, as trustee of the holders of bonds of the Bonds Issuance, may adhere to the Pledge Policy and ratify the content of the same, accepting the Pledges constituted in their favor as guarantee of the corresponding Secured Obligations, through appearance before Mr. Monjo, the substituting Notary Public.
Said adhesions will be carried out through the granting of the corresponding adhesion deed or policy, all without the need for a new consent from the pledgors, for having provided said consent previously in the Creditor Relation Agreement and in the Pledge Policy itself.
IV. That the Bank expressly declares that the adhesion referred to in the Stipulations of this Document is formalized as a mere instrument of execution of the rights attributed to the Bank in the Pledge Policy, from which it is derived, so that the payment obligations resulting from the Bonds Issuance are guaranteed with a real first ranking pledge right over the Shares (as defined in the Pledge Policy), concurrent with the remaining

Pledges.
V. That by virtue of the foregoing, the Bank wishes to grant this Adhesion Deed (hereinafter the “Deed”) in accordance with the following
STIPULATIONS
ONE.- ADHESION TO THE PLEDGE POLICY.
The Bank, through this Deed, adheres to, ratifies and approves the Pledge Policy to the fullest extent, the entire content of which it declares to know, therefore giving such granting full value and legal efficacy and accepting that the payment obligations resulting from the Bonds Issuance are guaranteed with a real first ranking pledge right over the Shares (as defined in the Pledge Policy), concurrent with the remaining Pledges.
The Bank REQUIRES from me, the Notary Public, to NOTIFY this adhesion to WILMINGTON TRUST (LONDON) LIMITED, domiciled for these purposes on the Third Floor, 1 King’s Arms Yard, London, United Kingdom, EC2R 7AF (attention Sajada Afzal), in her capacity as Relationship Manager and I, the Notary Public, accept said requirement.
CEMEX España, S.A., appears herein for the

purposes of acknowledging itself as notified of this adhesion.
TWO.- APPLICABLE LAW AND JURISDICTION.
2.1 This Deed is subject to Spanish common law.
2.2 The Parties submit themselves expressly to the jurisdiction and competence of the Courts and Tribunals of Madrid for all matters that may result from the validity, interpretation, fulfillment and execution of this Deed.
HANDLING OF DATA.- The appearing parties accept the incorporation of their data and the copy of identification documents in the files of the Notary Public in order to carry out the functions inherent to the notarial activity and for the communication of data established in the Public Administration Law and, as applicable, for the Notary Public who follows the current one. They may exercise their rights to access, rectify, cancel and oppose at the authorizing Notary’s office.
It is thus stated and executed.
And I, the Notary Public, ATTEST:
a.- To have identified the appearing parties through their identification documents, indicated in the appearance clause, which have been shown to

me.
b.- That the appearing parties, in my opinion, have the capacity and legal standing for the granting hereof.
c.- That the granting hereof by the appearing parties is legal, duly informed and made willingly.
d.- That I have read this public instrument to the grantors thereof, having previously advised them of their right to read it for themselves, which they have done, and they have stated that they have been duly made aware of the entire content of the same, and they provide their consent, all in accordance with article 193 of the Notarial Regulations.
e.- That this public instrument is executed in six notarized pages, series BX numbers: 6413987 and the following five numbers in correlated order and I, the Notary Public, attest.- The signatures of the appearing parties follow.- Signed RAFAEL MONJO CARRIÓ. Signed. Notary Seal.
CERTIFICATE.- I, RAFAEL MONJO CARRIÓ , Notary Public of Madrid and its Bar Association, issue this certificate to record that on today’s date, the fifteenth day of September of two thousand and fourteen, I have received a copy of the power of attorney granted by the entity THE BANK OF NEW YORK MELLON, before the Notary Public of New York, Mr. Danny Lee, on the eleventh day of September of two thousand and fourteen, duly legalized with the La Hague apostille, and I, the Notary Public, consider that the representative of the entity has sufficient powers to formalize the deed which is the object hereof. I leave a copy of said power incorporated hereto, forming an integral part of the same.
And with nothing further to record, I issue this document over this sole sheet of notarized paper and I, the Notary Public, attest. Signed. ANTONIO PÉREZ-COCA CRESPO. Signed. Notary Seal.
CERTIFICATE.- To record that I, RAFAEL MONJO CARRIÓ, on the fifteenth day of September of two thousand and fourteen, left filed at the Post Office Branch, located at office 2825494, E.O MINISTRY OF PUBLIC ADMINISTRATIONS, as a Certificate and notification of receipt, the non-certified copy of this deed, and that the official in charge of the service has given to me the receipt which bears the sending number

RR268042035ES.
All of which I attest and that this certificate is issued after the deed on which it is based, on this sheet of notarized paper, of the BZ series, number 5942762. In Madrid on the fifteenth day of September of two thousand and fourteen.- Signed. RAFAEL MONJO CARRIÓ. Signed. Notary Seal.
CERTIFICATE.- To record that I, RAFAEL MONJO CARRIÓ, Notary Public of Madrid, as of the twenty sixth day of September two thousand and fourteen, the Post and Telegraph Service, has not sent a confirmation of receipt of the notice, therefore, in order to know the status of the notice, I connect using one of the computers in my office to the Internet, page www.correos.es, and conform that such notice has been delivered to its destination, the nineteenth day of September two thousand and fourteen, leaving incorporated herein a printout of such consultation.
All of which I attest and that this certificate is issued after the deed on which it is based, on this sheet of notarized paper, of the BZ series, number 5942761. In Madrid on the fifteenth day of September of two thousand and fourteen.-

Signed. RAFAEL MONJO CARRIÓ. Signed. Notary Seal.